                                                                  EXHIBIT 10(c)
                          ASSUMPTION OF LIABILITY AGREEMENT


     THIS AGREEMENT is entered effective April 17, 1996, between COMPUTERIZED THERMAL IMAGING, INC., a Nevada corporation ("CTI") and THERMAL IMAGING, INC., an Oregon corporation ("TII").

     WHEREAS, CTI acquired certain technology from TII prior to 1993 which TII had previously acquired from Dorex, Inc. (the "Dorex Technology"), for which TII received stock in 1992; and

     WHEREAS, after the acquisition of such technology by TII, and after TII contributed that technology to CTI, Dorex, Inc. shareholders ("Dorex Shareholders") raised claims and threatened actions against CTI for CTI's use of the Dorex Technology; and

     WHEREAS, CTI agreed on April 17, 1996, to issue 742,250 shares of stock to TII in exchange for TII's agreement to assume the full responsibility for such claims and the defense of CTI.


                                 W I T N E S S E T H:

     NOW, THEREFORE, in consideration of the premises, the sufficiency and adequacy of which is hereby acknowledged, the parties agree as follows:

     1. CTI issued Certificate Nos. 9194-9200 and No. 9221 for 742,250 shares of its common stock to TII on April 17, 1996 (the "Dorex Shares") in exchange for TII's assumption and acknowledgment of full liability for any and all further claims, causes of action, or controversies, known or unknown as of the Effective Date, arising out of or related to the Dorex Technology or Dorex Shareholders.

     2. TII agreed to assume the responsibility for satisfying the former Dorex shareholders, which were identified. TII agreed to assume all liability for any such claims made against CTI, and to assume the cost of defense for CTI of any claims, filed by those former identified Dorex shareholders after the Effective Date and to hold it harmless from such claims. If any agreement were reached with any former Dorex shareholders for either cash, CTI common stock shares, or other consideration, TII agreed to assume the responsibility to make such payment.

     3. Prior to entering this Agreement between the parties, CTI has issued to former Dorex shareholders a total of 630,000 shares of its common stock to satisfy such claims as follows:


     Judy Allred               1,000         Curtis Holt              50,000
     Sharon Blair              1,000         Bob Ihle                 50,000
     Dave Braman              10,000         Richard Johnston         30,000
     William Carpenter        80,000         Susan Marchant           15,000
     David Fogle               3,000         Don Minson                1,000
     Blake Geilmann           15,000         Robert Packer            40,000
     Milton Geilmann          15,000         John Pillari              2,000
     Donald B. Gartland       20,000         Kenny Roberts            40,000
     Bob Grace                15,000         Paul W. Roberts          20,000
     Rod Grant                 1,000         John Toronto              6,000
     Lloyd Hale               15,000         Holly Vance              15,000
     Sandra and Lloyd Hale    15,000         Louis Woodworth          50,000
     Edwin C. Harris          20,000         Reed Oldroyd            100,000


     4. In addition to the above identified shareholders who have satisfied their claims, CTI and TII acknowledge potential or threatened claims from former Dorex shareholders for which TII remains responsible (for example: Milton Drucker and Dr. Lindsey Curtis).

     5. TII acknowledges its continuing responsibility for those shareholders for whom the claims have not yet been satisfied. TII hereby consents to assign its Share Certificate Nos. 9194-9200 and No. 9221 for 742,500 and to cancel 630,000 of those shares, corresponding to the claims which have been satisfied with payment of CTI stock. CTI will accept such share certificate and will reissue to TII 112,250 shares to TII, subject to TII's continuing liability assumed hereunder. Any further issuance of CTI shares or other consideration for satisfaction of such claims will be paid by TII.

     6. CTI shall notify TII of any further claims made. TII shall have the obligation to defend CTI. TII shall have the right to select counsel and to instruct the defense counsel and to make all decisions in settlement or suit. TII shall pay all defense costs when due. These covenants are independent. If TII fails to provide an adequate and timely defense, CTI may provide the defense and seek reimbursement for costs, in which case TII is liable for any reasonable judgment or settlement.

     7. CTI hereby releases TII of all claims it may have with respect to any deficiencies in the transfer of technology originated from or related to the Dorex technology or trade secrets.

     8. This Agreement shall be governed by and construed under the laws of the State of Nevada. Any dispute between the parties arising from or related to this Agreement shall be resolved by binding arbitration held in Salt Lake City, Utah. If either party notifies the other party of a dispute, the arbitration shall be conducted in accordance with the Texas General Arbitration Act for the selection of one arbitrator. If the parties cannot mutually agree upon an arbitrator within fifteen (15) days of notice by either party, then the Texas General Arbitration Act shall determine how the sole arbitrator shall be selected. Any decision of the arbitrator shall be binding. Both parties shall divide all arbitration costs in advance until the final award is rendered to award costs.

     9. The parties agree that the contents of this Agreement, prepared on the 19th day of June 1997 to acknowledge the agreement among the parties made on or before April 17, 1996, and to acknowledge the claims which have now been resolved, are confidential and should not be disclosed to any party for general publication, other than disclosure to auditors of the parties and as may be required by law. The party disclosing the contents of this Agreement shall be liable to the other for any foreseeable damages arising from inducement or encouragement of a former shareholder to file a claim.


                              COMPUTERIZED THERMAL IMAGING, INC.



                              By: /s/ David B. Johnston
                                  -------------------------------


                              THERMAL IMAGING, INC.




                              By: /s/ David B. Johnston
                                  -------------------------------


                                     2